                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "AGREEMENT"), is dated as of September 10, 1999, by and among Asia Resources Holdings Limited, a Delaware corporation (the "COMPANY"), Horler Holdings Ltd., a British Virgin Islands corporation ("Horler"); Far Beyond Investments Limited, a British Virgin Islands corporation (hereinafter "Far Beyond"); and the shareholders of Far Beyond named on the signature pages hereof (the "FB SHAREHOLDERS").

                                    RECITALS

     WHEREAS, the Company has agreed to transfer, convey and assign, and Horler has agreed to accept and assume, all of the assets and properties (other than at least U.S. $150,000 in cash or cash equivalents) and all of the liabilities and obligations of the Company, in each case as the same shall exist on the Closing Date (as defined below), immediately prior to the consummation of the Exchange (as defined below).

     WHEREAS, the FB Shareholders own all of the issued and outstanding ordinary shares of U.S.$1.00 each in the capital of Far Beyond (hereinafter collectively referred to as the "FAR BEYOND STOCK");

     WHEREAS, the Company wishes to acquire all of the Far Beyond Stock in exchange for a total of 8,757,851 shares of common stock of the Company, with a par value of $0.01 per share (the "Company Common Stock"), which shares of COMPANY COMMON STOCK shall equal, in the aggregate, 88% of the aggregate issued and outstanding Company Common Stock following the closing referred to in Section 7 hereof;

     WHEREAS, the FB Shareholders wish to exchange their Far Beyond Stock for Company Common Stock;

     WHEREAS, Horler is the principal stockholder of the Company and will directly benefit by the transactions contemplated herein;

     NOW, THEREFORE, in consideration of the premises herein contained, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                      TERMS

     1. EXCHANGE OF SECURITIES.

     Subject to the terms and conditions hereinafter set forth, at the time of the closing referred to in Section 7 hereof (the "CLOSING DATE"), the Company will issue and deliver to the FB Shareholders (or their nominees), as set forth on the SCHEDULE 1 ATTACHED HERETO, an aggregate of 8,757,851 shares of the Company Common Stock in exchange for which the FB Shareholders will deliver, or cause to be delivered to the Company, all of the Far Beyond Stock (the "EXCHANGE").

     2. REPRESENTATIONS AND WARRANTIES BY FAR BEYOND.

     Far Beyond represents and warrants to the Company and Horler that, as of the date hereof and as of the Closing Date:

     (a) Far Beyond is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Copies of the Memorandum and Articles of Association for Far Beyond have heretofore been furnished to the Company and such documents are true and correct copies of the Memorandum and Articles of Association of Far Beyond and include all amendments thereto.

     (b) Far Beyond is the owner of a 70% joint venture interest in Harbin Asibao Chemical Fiber Company Limited ("ASIBAO"), a Sino-foreign equity joint venture established under the laws of the People's Republic of China ("PRC").

     (c) The consolidated balance sheets of Far Beyond and its subsidiary, including Asibao (the "FAR BEYOND GROUP") as at December 31, 1997 and 1998, and the consolidated statements of income, consolidated changes in stockholders' equity and consolidated statements of cash flow for each of the years ended December 31, 1996, 1997 and 1998 attached hereto as SCHEDULE 2(C) (THE "FAR BEYOND FINANCIAL STATEMENTS") prepared by Far Beyond and audited by Ernst & Young, Certified Public Accountants, fairly present, as of such dates the consolidated financial condition of the Far Beyond Group and the results of operations, changes in stockholders equity and cash flow for the periods then ended, and since December 31, 1998, no dividends or distributions of capital, surplus, or profits has been paid or declared by Far Beyond (in redemption of its outstanding shares or otherwise). The consolidated audited financial statements of the Far Beyond Group have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP").

     (d) Since December 31, 1998, the Far Beyond Group has not experienced any material adverse changes with respect to its business condition (financial or otherwise) taken as a whole;

     (e) Except for such non-compliance as would not have a material adverse effect on the Far Beyond Group taken as a whole, each member of the Far Beyond Group has complied, in all material respects, with the terms and provisions of all agreements to which it is a party and all laws, rules, regulations and orders to which it or its assets are subject.

     (f) The Far Beyond Group is not involved in any pending litigation which would materially adversely affect the Far Beyond Group taken as a whole, which has not been provided for or referred to in the Far Beyond Financial Statements and there are no facts or circumstances known to the Far Beyond Group which might give rise to any such litigation and there are no unsatisfied judgments or court orders against any member of the Far Beyond Group.

     (g) The Far Beyond Group has good and marketable title to all the properties owned by it, free and clear of all liens, security interests, charges, encumbrances and defects, except for such liens, security interests, charges, encumbrances and defects as would not have a material adverse effect on the Far Beyond Group taken as a whole.

     (h) The parties to the joint venture of Asibao have paid their respective capital contributions in full in accordance with the provisions of the joint venture contract of Asibao and all relevant laws and regulations of the People's Republic of China ("PRC").

     (i) Asibao has been duly established and is validly existing as a sino-foreign equity joint venture in the PRC in accordance with the laws, the relevant rules and regulations of the PRC. The copies of the joint venture contract, articles of association, approval certificates, letters and business licenses and all amendments thereto of Asibao supplied to the Company are complete and accurate in all respects and all legal and procedural requirements and all other formalities concerning the said documents have been duly and properly complied with in all material respects.

     (j) Asibao has obtained all requisite material permits, consents or approvals, including but not limited to these relating to environmental protection, required in relation to its business and operations.

     (k) None of the members of the Far Beyond Group use any processes or products and is not engaged in any activities which infringe any patents, copyrights, trademarks, service marks, designs, trade or business names or other registrable or unregistrable intellectual property rights of any third party.

     3. REPRESENTATIONS AND WARRANTIES BY THE FB SHAREHOLDERS.

         Each FB Shareholder, severally and not jointly, represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

     (a) Such FB Shareholder has good and marketable title to all of the shares of Far Beyond Stock which it is selling, transferring and exchanging, free and clear of any and all liens or encumbrances.

     (b) Such FB Shareholder has full power to exchange its shares of Far Beyond Stock upon the terms provided for in this Agreement.

     (c) Such FB Shareholder understands that (i) the Company is relying upon an exemption from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), as set forth in Section 4 thereof, which relate to "transactions by an issuer not involving any public offering," and applicable regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder or other exemption under such Act; and (ii) the Company is also relying upon the securities laws of any state on the basis that the Exchange is a transaction exempt from the registration requirements of such laws.

     (d) The Company has made available to such FB Shareholder and its representative, if any, the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Exchange and to obtain any additional information desired by the FB Shareholder concerning the Company.

     (e) The investment by such FB Shareholder in the Company Common Stock is a suitable investment for such FB Shareholder, given the investment goals and objectives of such FB Shareholder.

     (f) Such FB Shareholder, either individually or together with his purchaser representative, if one has been retained, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company Common Stock. The FB Shareholder understands the effect of accepting the Exchange and the differing rights, restrictions and obligations of a holder of Company Common Stock.

     (g) Such FB Shareholder is purchasing the Company Common Stock for his own account, for investment purposes only, and not with a view to the sale, pledge, hypothecation, or other distribution or disposition thereof or of any interest therein, except as referenced in Section 3(h).

     (h) Such FB Shareholder understands that resale or transfer of the Company Common Stock will be prohibited indefinitely unless either (i) the Company causes the Company Common Stock to be registered under the Securities Act or,
(ii) an exemption from such registration is available and such resale or transfer will not otherwise violate federal or state securities laws. Such FB Shareholder further understands that a legend will be affixed to the certificates representing the Company Common Stock setting forth the foregoing limitations.

     (i) Since December 31, 1998, FB has not experienced any material adverse changes with respect to its business condition (financial or otherwise), results of operations, assets, liabilities or prospects. Without limiting the generality of the foregoing:

          (i) FB has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

          (ii) The financial year end of FB has continued to be and has not changed from December 31.

          (iii) No event has occurred which would entitle any third party (with or without the giving of notice, the lapse of time, or both) to call for the repayment of indebtedness prior to its normal maturity date;

          (iv) The business of FB has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by FB;

          (v) No asset of FB has been acquired or disposed, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by FB, and no contract involving expenditure by it on capital account has been entered into by FB, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

          (vi) There has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

          (vii) No event has occurred which gives rise to a tax liability to FB or deemed (as opposed to actual) income, profits or gains or which results in FB becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person or entity; and


          (viii) No remuneration (including bonuses) or benefit payable to any officer or employee of FB has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect.

     (j) FB has complied, in all material respects, with the terms and provisions of all agreements to which it is a party and all laws, rules, regulations and orders or to which it or its assets are subject.

     (k) Since December 31, 1998, FB has not provided any guarantees to any third party.


     (l) Except as set forth on Schedule 3(l) attached hereto, the Company does not have any pension plan, profit sharing plan, or stock-purchase plan for any of its employees.

     (m) FB and the FB Shareholders will use their best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby.

     4. REPRESENTATION, WARRANTIES AND COVENANTS BY THE COMPANY AND HORLER

     Each of the Company and Horler jointly and severally represents and warrants to the FB Shareholders and Far Beyond that, as of the date hereof and as of the Closing Date (except as modified by the conditions precedent):

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its properties and carry on its business as now being conducted and as proposed to be conducted and has authorized capital stock consisting of (i) as of the date hereof, 7,971,014 shares of Company Common Stock and as of the closing Date, 9,952,117 shares of Company Common Stock of which 597,133 shares of Company Common Stock are duly and validly issued and outstanding, fully paid and non-assessable and (ii) 10,000,000 shares of Preferred Stock, none of which is outstanding. Certified copies of the Certificate of Incorporation, Amendments of the Certificate of Incorporation and the By-Laws for the Company have been furnished by the Company to the FB Shareholders and Far Beyond and such documents are true and correct copies of the Certificate of Incorporation and the By-Laws of the Company and include all amendments thereto. No other securities of the Company, or rights, options or warrants to subscribe for or acquire securities of the Company, other than the above-described shares, exist or are issued, outstanding or agreed to be issued. The Company has not granted to any party registration or similar rights with respect to its capital stock.

     (b) The Company has all of the corporate power and authority necessary to execute, deliver and perform this Agreement and to issue and deliver the Company Common Stock required to be delivered hereunder.

     (c) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate (including stockholder) action of the Company. This Agreement, the Disposal Agreement, the Registration Rights Agreement, and the Assignment Agreement constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor's rights and by general principles of equity. The execution, delivery and performance by the Company and Horler of this Agreement, the Disposal Agreement, the Registration Rights Agreement and the Assignment Agreement, the consummation of the Exchange, the issuance and sale of the Company Common Stock to the FB Shareholders, and the consummation of the other transactions contemplated by this Agreement, the Disposal Agreement, the Registration Rights Agreement and the Assignment Agreement to be performed by the Company and Horler do not and will not require the authorization, consent, permit or approval of, or declaration to or filing with, any court, regulatory or public body or governmental authority not already obtained or made, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock or assets of the Company.

     (d) The Company has good marketable title to all the properties owned by it, free and clear of all liens, security interests, charges, encumbrances and defects.

     (e) The consolidated balance sheets of the Company and its consolidated subsidiaries (the "Company Group") prepared by the Company and audited by Arthur Andersen & Co., Certified Public Accountants, as at December 31, 1996, 1997 and 1998, and the consolidated statements of operations and cash flow for each of the years ended December 31, 1996, 1997 and 1998, and the consolidated statements of changes in shareholders' equity (deficit) for each of the years ended December 31, 1996, 1997 and 1998 attached hereto as SCHEDULE 4(E) (THE "COMPANY FINANCIAL STATEMENTS"), present fairly as of such dates the consolidated financial condition of the Company Group and the results of the operations for the periods then ended and, since December 31, 1998, no dividends or distributions of capital, surplus, or profits has been paid or declared by the Company (in redemption of its outstanding shares or otherwise) and no additional shares have been issued by the Company. The audited consolidated financial statements of the Company have been prepared in accordance with US GAAP

     (f) Since December 31, 1998, no member of the Company Group has experienced any material adverse changes with respect to its business condition (financial or otherwise), results of operations, assets, liabilities or prospects. Without limiting the generality of the foregoing:

          (i) The Company has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

          (ii) The financial year end of the Company has continued to be and has not changed from December 31.

          (iii) No event has occurred which would entitle any third party (with or without the giving of notice, the lapse of time, or both) to call for the repayment of indebtedness prior to its normal maturity date;

          (iv) The business of each member of the Company Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company;

          (v) Save and except as provided by the Disposal Agreement and the Assignment Agreement (as defined below) no asset of the Company has been acquired or disposed, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by the Company, and no contract involving expenditure by it on capital account has been entered into by the Company, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

          (vi) There has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

          (vii) No event has occurred which gives rise to a tax liability to the Company or deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person or entity; and

          (viii) No remuneration (including bonuses) or benefit payable to any officer or employee of the Company has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect.

     (g) The Company has complied, in all material respects, with the terms and provisions of all agreements to which it is a party and all laws, rules, regulations and orders or to which it or its assets are subject.

     (h) Intentionally deleted.

     (i) Since December 31, 1998, except for the transactions provided herein, the Company has not provided any guarantees to any third party.

     (j) Except as set forth on Schedule 4(j) attached hereto, the Company does not have any pension plan, profit sharing plan, or stock-purchase plan for any of its employees.

     (k) Neither the execution or delivery of this Agreement nor the issuance of the Company Common Stock hereunder, nor the performance, observance or compliance with the terms and provisions of this Agreement, will violate any provision of law, rule or regulation, any order of any court or other governmental agency, the Certificate of Incorporation or By-laws of the Company or any indenture, agreement or other instrument to which the Company is a party, or by which the Company is bound or by which any of its property is bound.

     (l) The Company Common Stock deliverable hereunder will, upon their delivery in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable and will comprise 88% of the issued and outstanding shares of Company Common Stock as at the Closing Date.

     (m) The Company Common Stock is currently listed for trading on the OTC Bulletin Board, and the Company has received no notice that its Common Stock is subject to being delisted therefrom.

     (n) The Company has complied with all applicable foreign, federal and state laws, rules and regulations, including, without limitation, the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act.

     (o) As of the date hereof, except for its shares of capital stock in Westronix Ltd., the Company does not have any subsidiary or hold directly or indirectly any equity security or interest in any third party, and as of the Closing Date, the Company will not have any subsidiary or hold directly or indirectly any equity security or interest in any third party.

     (p) The Company is required to file reports under Section 12(g) of the Exchange Act, and is current in its filings thereunder. All of the filings made by the Company under the Securities Act or the Exchange Act ("Filings") comply with the requirements thereof and the rules and regulations of the Securities and Exchange Commission thereunder. None of the Filings made by the Company make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     (q) The Company has not received any demand for payment of any and has paid all outstanding obligations of the Company relating to sales tax, use tax, Social Security Tax, Federal Income Withholding Tax, all foreign, federal and state income tax, workmen's compensation, unemployment compensation taxes and any other foreign, federal and state taxes incurred by the Company.

     (r) Except as set forth on SCHEDULE 4(R) attached hereto, the Company has no contracts, agreements, leases, licenses, arrangements, commitments or other undertakings (collectively, the "Company Contracts") to which the Company is a party or to which it or its property is subject. Except as disclosed in SCHEDULE 4(R) the Company is not in material default, or alleged to be in material default, under any Company Contract and, to the knowledge of the Company, no other party to any Company Contract to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such Company Contract.

     (s) Except as set forth on SCHEDULE 4(S) attached hereto, there are no contracts, agreements, arrangements or other transactions between the Company and any officer, director, or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

     (t) The Company is not involved in any pending or threatened litigation and there is no dispute, claim, arbitration, proceeding or, to the knowledge of the Company, threatened against the Company affecting any of its properties or assets that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or financial condition of the Company or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

     (u) The Company and Horler will use their best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, at the earliest practicable date, including without limitation the Exchange on the Closing Date.

     (v) The Company hereby acknowledges that the Far Beyond Stock to be exchanged for the Company Common Stock is not registered under the Securities Act or the laws of any other jurisdiction and are subject to restrictions on their transfer and resale under applicable federal and state law.

     (w) The Company understands that (i) in agreeing to transfer their Far Beyond Stock to the Company in the Exchange, the FB Shareholders are relying upon an exemption from registration under the Securities Act, as set forth in
Section 4 thereof, which relate to private resales of securities, and (ii) the FB Shareholders are also relying upon the securities laws of any state on the basis that the Exchange is a transaction exempt from the registration requirements of such laws.

     (x) As of the Closing, the Company and Horler will have had access to and will have thoroughly reviewed all documents and instruments, including but not limited to the Memorandum and Articles of Association, of Far Beyond, as amended, and will have been able to obtain such information, and have had the opportunity to ask all questions of, and receive answers from Far Beyond and the FB Shareholders, which they deem necessary or relevant to the Exchange and will have utilized such opportunity to the extent deemed necessary by it to allow it to make a fully informed decision which respect to the Exchange.

     (y) The Company is purchasing the Far Beyond Stock for its own account, for investment purposes only, and not with a view to the sale, pledge, hypothecation, or other distribution or disposition thereof or of any interest therein.

     (z) The Company understands that resale or transfer of the Far Beyond Stock will be prohibited indefinitely unless the Far Beyond Stock is registered under the Securities Act or an exemption from such registration is available and such resale or transfer will not otherwise violate federal or state securities laws.

          (aa) As of the Closing, the Company will have no liabilities or obligations of any kind whatsoever including, without limitation, any tax liabilities arising from the transactions contemplated by the Assignment Agreement and Disposal Agreement and will have cash or cash equivalents of at least U.S. $150,000

          (bb) The Company is not an investment company as such term is defined in the Investment Company Act of 1940 and the General Rules and Regulations promulgated thereunder or a company controlled by an investment company.

     5. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

     The obligation of the Company to consummate the Exchange pursuant to
Section 1 is subject to the satisfaction of the following conditions as of the Closing Date:

     (a) the representations and warranties made by the FB Shareholders and Far Beyond shall be accurate in all material respects as of the date hereof and as of the Closing Date and the terms and conditions of this Agreement to be performed and complied with by the FB Shareholders on or prior to the Closing Date shall have been performed and complied with by the FB Shareholders on or prior to the Closing Date, and the Company will have received a certificate, in the form attached as EXHIBIT 5(a), signed by each of the FB Shareholders and Far Beyond, dated the Closing Date, certifying to such effect;

     (b) Far Beyond and the FB Shareholders shall have received all corporate, regulatory and other third party approvals and authorizations necessary to consummate the Exchange.


     (c) Hearty Holdings Limited, Megastone Development Limited and Horler shall have entered into a Co-Sale Agreement in form and substance reasonably acceptable to the parties thereto and the other FB Shareholders; and

     (d) Far Beyond and the FB Shareholders shall have delivered to the Company the documents as set out in Exhibit 5(d).

     6. CONDITIONS TO THE OBLIGATIONS OF FAR BEYOND AND THE FB SHAREHOLDERS.

     The obligation of the FB Shareholders to consummate the Exchange pursuant to Section 1 is subject to the satisfaction of the following conditions as of the Closing Date:

     (a) the representations and warranties made by the Company and Horler shall be accurate in all material respects as of the date hereof and as of the Closing Date and the terms and conditions of this Agreement to be performed and complied with by the Company and Horler on or prior to the Closing Date shall have been performed and complied with by the Company and Horler on or prior to the Closing Date, and the FB Shareholders will have received a certificate, in the form attached as EXHIBIT 6(a), signed by each of the Company and Horler, dated the Closing Date, certifying to such effect;

     (b) the FB Shareholders shall have received the opinion, dated the Closing Date, of counsel for the Company, acceptable to the FB Shareholders, to the effect that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that it has the corporate power and authority to execute, deliver and perform each of this Agreement, the Registration Rights Agreement, the Disposal Agreement and the Assignment Agreement and to own and operate its properties wherever the same may be located as of the Closing Date; (ii) each of this Agreement, the Registration Rights Agreement, the Disposal Agreement and the Assignment Agreement has been duly authorized, executed and delivered by the Company and each of this Agreement, the Registration Rights Agreement, the Disposal Agreement and the Assignment Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (iii) the Company Common Stock to be delivered to the FB Shareholders pursuant to the terms of this Agreement have been duly authorized and validly issued, and are fully paid and nonassessable; (iv) the authorized share capital of the Company consists of
(a) 30,000,000 shares of Company Common Stock of which 9,952,117 shares of Company Common Stock are issued and outstanding after giving effect to the transactions contemplated hereby and (b) 10,000,000 shares of Preferred Stock, none of which is issued or outstanding; and (v) the issuance of the Company Common Stock herein contemplated does not violate any Federal or Delaware law or require the registration of the Company Common Stock pursuant to any Federal or state law dealing with the issuance, sale, transfer, and/or exchange of securities;

     (c) The Company shall have received all of the regulatory, stockholder and other third party approvals and authorizations necessary to (a) consummate the Exchange and the disposal of the assets and liabilities as set forth in subparagraph (e) below including, without limitation, increasing the authorized number of shares of Common Stock to 30,000,000, and (b) authorize a change in the corporate name of the Company as designated by Far Beyond;

     (d) The Company shall have paid all of its own costs and expenses associated with the acquisition of Far Beyond by the Company;

     (e) The Company shall have transferred all of its assets (except cash and cash equivalents) and assigned all of its liabilities pursuant to a Disposal Agreement and Assignment Agreement in (the "Disposal Agreement" and the "Assignment Agreement") to the effect that, as of the Closing, the only asset of the Company shall be cash and cash equivalents of at least US $150,000, and the Company shall have no liabilities whatsoever, contingent or otherwise, save and except for liability for costs and taxes incurred for the transactions contemplated by this Agreement and the Disposal Agreement, all of which shall be the responsibility of Horler. All such transfers and assignments shall be [in form and substance reasonably satisfactory to FB Shareholders and its counsel] [substantially on the form of Exhibit 6(e) attached hereto];

     (f) The Company shall have entered into a registration rights agreement with Horler, all the FB Shareholders, including NJI No. 2 Investment Fund and Bank of Bermuda (Cayman) Ltd., as trustee for and on behalf of Japan Asia Development Trust, and the Financial Consultants in the form attached as
EXHIBIT 6(f) (the "Registration Rights Agreement"); and

     (g) The Company shall have cooperated with Far Beyond and the FB Shareholders to carry out financial due diligence on the Company to support the conditions as set out in Section 6(e) above; and Far Beyond and the FB Shareholders shall be satisfied with the results thereof.

     (h) The Company shall have delivered evidence reasonably satisfactory to Far Beyond and the FB Shareholders regarding the approval of the stockholders of this Company for this Agreement, the Disposal Agreement and the Assignment Agreement, and the transactions contemplated herein and therein.

     (i) The Company shall have received a fairness opinion from an independent third party reasonably acceptable to the FB Shareholders as to the transactions contempalted by the Assignment Agreement and Disposal Agreement.

     7. Closing Date.

     The Closing Date shall take place on, or prior, to November 15, 1999 at 20/F., Asia Pacific Finance Tower, Citibank Plaza, 3 Garden Road, Hong Kong, or at such other time and place as the parties hereto shall mutually agree.

     8. ACTIONS AT CLOSING.

     At Closing, the Company and the FB Shareholders will each deliver, or cause to be delivered to the other, certificates representing the Company Common Stock and Far Beyond Stock to be exchanged in accordance with Section 1, and each party shall pay any and all taxes required to be paid in connection with the issuance and delivery of its own securities. All share certificates shall be in the name of the party to which the same are deliverable or its nominees except the FB Shareholders' shares, which will be accompanied by an instrument of transfer executed in favor of the Company.

     In addition, the Company will deliver to the FB Shareholders or Financial Consultants, as the case may be:

          (1) certified copies of all corporate resolutions and other corporate proceedings taken by the Company to authorize the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Assignment Agreement and the Disposal Agreement;

          (2) certified copies of resolutions of the directors and shareholders of the Company electing or appointing (as the case may be) such number of new directors and officers of the Company as may be designated by the FB Shareholders;

          (3) the written resignations of all directors and such officers and auditors of the Company required by the FB Shareholders, which resignations will contain an acknowledgment from each of them that they have no claims against the Company for loss of office, unpaid compensation, or otherwise; and

          (4) all registration certificates, statutory books, minute books and common seal of the Company, all account books and all documents and papers in connection with the affairs of the Company and all documents of title relating to the Company's assets (unless already in the possession of the FB Shareholders) as are required by the FB Shareholders.

          (5) a certificate representing 597,133 shares of the Company Common Stock to be issued to the Financial Consultants as set forth in a letter of instructions to be delivered to the Company on or prior to the Closing.

     FB will deliver to the Company certified copies of all corporate resolutions and other corporate proceedings taken by FB and the FB Shareholders to authorize the execution, delivery and performance of the Agreement, the Registration Rights Agreement, the Assignment Agreement and the Disposal Agreement.

     9. CONFIDENTIAL INFORMATION; DELIVERY; RETURN; NON-DISCLOSURE.

          (a) DELIVERY OF INFORMATION. Until the earlier of the Closing Date or the termination of this Agreement (such date hereinafter the "TERMINATION DATE"), pursuant to the terms of this Agreement:

               (1) Far Beyond will provide the Company and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives and Horler (together "COMPANY REPRESENTATIVES") with reasonable access, upon reasonable prior notice, to all officers, employees and accountants of Far Beyond and Asibao and to their assets, properties, contracts, books, records and all such other information and data concerning the business and operations of Far Beyond or Asibao as the Company Representatives reasonably may request in connection with such investigation, but only to the extent that such access does not unreasonably interfere with the business and operations of Far Beyond or Asibao.

               (2) The Company will provide the FB Shareholders and Far Beyond and their officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "FAR BEYOND REPRESENTATIVES") with reasonable access, upon reasonable prior notice, to all officers, employees and accountants of the Company and to its assets, properties, contracts, books, records and all such other information and data concerning the business and operations of the Company as the Far Beyond Representatives reasonably may request in connection with such investigation.

          (b) ACKNOWLEDGEMENTS; DEFINITIONS:

               (1) The Company has been and, pursuant to the terms of this Section, shall continue to be privy to certain proprietary and confidential information of Far Beyond, Asibao and/or the FB Shareholders (the "FAR BEYOND CONFIDENTIAL Information"). As used herein, the term "FAR BEYOND CONFIDENTIAL INFORMATION" shall include, but not be limited to, any and all information or documentation whatsoever which has been disclosed or made available to the Company Representatives by Far Beyond, the FB Shareholders or Asibao, regarding their products, services, techniques, manufacturing or other processes, activities, businesses, properties, operations, clients, customers, prospective clients, price lists, suppliers, business associates equipment, Trade Secrets (as defined herein), computer software, scientific discoveries, experiments, data, equipment designs, training, devices, charts, manuals, payroll, financial statements and improvements thereto and any other information or materials disclosed or delivered to the Company Representatives which the disclosing party may from time to time designate and treat as confidential, proprietary or as a trade secret, including without limitation all information relating (directly or indirectly) to the material set forth in the Far Beyond business plan delivered or to be delivered to the Company Representatives.

               (2) Far Beyond and/or the FB Shareholders have been and, pursuant to the terms of this Section, shall continue to be privy to certain proprietary and confidential information of the Company (the "COMPANY CONFIDENTIAL INFORMATION"). As used herein, the term "COMPANY CONFIDENTIAL INFORMATION" shall include, but not be limited to, any and all information or documentation whatsoever which has been disclosed or made available to Far Beyond Representatives by the Company regarding its products, services, techniques, manufacturing or other processes, activities, businesses, properties, operations, clients, customers, prospective clients, price lists, suppliers, business associates, equipment, Trade Secrets (as defined herein), computer software, scientific discoveries, experiments, data, equipment designs, training devices, charts, manuals, payroll, financial statements and improvements thereto and any other information or materials disclosed or delivered to Far Beyond Representatives which the disclosing party may from time to time designate and treat as confidential, proprietary or as a trade secret.

               (3) Reference to "CONFIDENTIAL INFORMATION" herein shall include and relate to both Far Beyond Confidential Information and the Company Confidential Information.

               (4) As used herein, the term "TRADE SECRET" shall mean the whole or any portion of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the other party's businesses and which provides such party's business as advantage, or an opportunity to obtain an advantage, over those who do not know or use it. For purposes of interpretation hereunder the following shall apply:

     Irrespective of novelty, invention, patentability, the state of the prior art, and the level of skill in the business, art or field to which the subject matter pertains, when the owner thereof takes measures to prevent it from becoming available to persons other than those selected by the owner to have access thereto for limited purposes, a trade secret is considered to be a secret, of value, for use or in use by the business, and of advantage to the business, or providing an opportunity to obtain an advantage, over those who do not know or use it.

     In addition, a "TRADE SECRET" shall include information (not readily compiled from publicly available sources) which has been made available by Far Beyond, Asibao and/or the FB Shareholders to the Company Representatives or by the Company to the Far Beyond Representatives, as the case may be, during the course of their involvement with each other, including but not limited to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience and resumes of all persons who have applied or been recruited for employment, for either or both permanent and temporary jobs, job order specifications and the particular characteristics and requirements of persons generally hired by the disclosing party, as well as specific job listings from companies with whom the disclosing party does, or attempts to do, business, as well as mailing lists, computer runoffs, financial or other information not generally available to others.

     (c) NON-DISCLOSURE; THE COMPANY:

          (1) The Company, for itself, its officers, employees, directors, agents, affiliates, subsidiaries, independent contractors, and related parties, including Horler (all of whom are to be deemed included in any reference herein to the Company) agrees that it will not at any time during or after the termination or expiration of this Agreement, except as authorized or directed herein or in writing by Far Beyond and/or the FB Shareholders, use for the Company's own benefit, copy, reveal, sell, exchange or give away, disclose, divulge or make known or available in any manner to any person, firm, corporation or other entity (whether or not the Company receives any benefit therefrom), any Far Beyond Confidential Information.

          (2) The Company will take all actions necessary to ensure that the Far Beyond Confidential Information is maintained as secret and confidential and its disclosure shall only be made to the extent necessary, to a limited group of the Company's employees, officers and/or directors who are actually engaged in the evaluation of the Far Beyond Confidential Information; provided however, the Company acknowledges and agrees that it shall be responsible and held liable for the actions or inactions of such employees, officers and directors (regardless whether or not such actions or inactions are within their scope of employment) with respect to the maintenance of the secrecy and confidentiality of the Far Beyond Confidential information.

          (3) The Company understands that if it discloses to others, use for its own benefit (other than as part of an agreement with Far Beyond and the FB Shareholders, which expressly provides for such use) or for the benefit of any person or entity other than Far Beyond and/or the FB Shareholders, copies or makes notes of any such Far Beyond Confidential Information, such conduct will constitute a breach of the confidence and trust bestowed upon the Company by Far Beyond and the FB Shareholders and will constitute a breach of this Agreement and render the Company responsible for any and all damages suffered by Far Beyond and/or the FB Shareholders as a result thereof.

          (4) Provided, however, notwithstanding the foregoing, the terms of this subsection (c) shall not be applicable to any information which the Company is compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Exchange of governmental or regulatory authorities), except that the Company shall procure the confidential treatment of any Far Beyond Confidential Information which it is compelled to disclose by this Section 9(c)(4) and that access thereto shall be strictly restricted to persons to whom such judicial and administrative process requires. In the event of any such disclosure of any Far Beyond Confidential Information, Far Beyond and the FB Shareholders shall have the right to petition any court of competent jurisdiction for any remedy or order (interim or otherwise) for the protection of confidentiality of such Far Beyond Confidential Information.

          (d) NON-DISCLOSURE: FAR BEYOND AND THE FB SHAREHOLDERS:

          (1) Far Beyond and the FB Shareholders, for themselves, their officers, employees, directors, agents, affiliates, subsidiaries, independent contractors, and related parties (all of whom are to be deemed included in any reference herein to Far Beyond and the FB Shareholders) severally (but not jointly) agree that they will not at any time during or after the termination or expiration of any agreement or negotiations for an agreement with the Company, except as authorized or directed herein or in writing by the Company, use for Far Beyond and the FB Shareholders' own benefit, copy, reveal, sell, exchange or give away, disclose, divulge or make known or available in any manner to any person, firm, corporation or other entity (whether or not Far Beyond and the FB Shareholders receive any benefit therefrom), any Company Confidential Information.

          (2) Far Beyond and the FB Shareholders severally (but not jointly) agree to take all actions necessary to ensure that the Company Confidential Information is maintained as secret and confidential and its disclosure shall only be made, to the extent necessary, to a limited group of Far Beyond and/or the FB Shareholders' own employees, officers, directors and/or professional advisors who are actually engaged in the evaluation of the Company Confidential Information; provided, however, Far Beyond and the FB Shareholders severally (but not jointly) acknowledge and agree that they shall be responsible and held liable for the actions or inactions of such employees, officers, directors and/or professional advisors (regardless whether or not such actions or inactions are within their scope of employment) with respect to the maintenance of the secrecy and confidentiality of the Company Confidential Information.

          (3) Far Beyond and the FB Shareholders understand that if they disclose to others, use for their own benefit (other than as part of an agreement with the Company, which contemplates such use) or for the benefit of any person or entity other than the Company, copies or make notes of any such Company Confidential Information, such conduct will constitute a breach of the confidence and trust bestowed upon Far Beyond and the FB Shareholders by the Company and will constitute a breach of this Agreement and render Far Beyond and the FB Shareholders severally (but not jointly) responsible for any and all damages suffered by the Company as a result thereof.

          (4) Provided, however, notwithstanding the foregoing, the terms of this subsection (d) shall not be applicable to (i) any information which Far Beyond and/or the FB Shareholders are compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Exchange of governmental or regulatory authorities), (ii) information that is publicly available, (iii) information previously in the possession of Far Beyond and/or the FB Shareholders, (iv) information obtained independently from third parties and (v) with respect to the FB Shareholders, information that is disclosed for inter-fund reporting purposes.

          (e) RETURN OF INFORMATION:

               (1) At any time after the Termination Date, upon request of Far Beyond or any FB Shareholder, the Company will, and will cause the Company Representatives to promptly (and in no event later than five days after such request) redeliver or cause to be redelivered to Far Beyond or the FB Shareholder (as applicable) all Far Beyond Confidential Information and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by the Company or any Company Representative. Such destruction shall be certified in writing to Far Beyond and the FB Shareholders by an authorized officer supervising such destruction.

               (2) At any time after the Termination Date, upon request of the Company, the FB Shareholders and/or Far Beyond will, and will cause the Far Beyond Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered to the Company all original Company Confidential Information.

     10. EQUITABLE RELIEF.

     The Company, Far Beyond and the FB Shareholders agree that money damages would not be a sufficient remedy for any breach or threatened breach of any provision set forth in Sections 9, 11(b) or 12 by the other, and that, in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     11. CONDUCT AND BUSINESS.

          (a) Between the date hereof and the Closing Date, Far Beyond shall conduct its business in substantially the same manner in which it has heretofore been conducted, and the FB Shareholders will not permit Far Beyond to: (1) enter into any contracts, agreements or arrangements, other than in the ordinary course of business, or (2) declare or make any distribution of any kind to the FB Shareholders.

          (b) Between the date hereof and the Closing Date, the Company shall conduct its business in substantially the same manner in which it has heretofore been conducted, and the Company will not; (1) enter into any contracts, agreements or arrangements, other than in the ordinary course of business, or (2) declare or make any distribution of any kind to the shareholders of the Company. Further, also during such time period, the Company hereby agrees that neither the Company nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act) will, and the Company and they will not assist or encourage others to, directly or indirectly, except as expressly permitted by this Agreement (1) sell or dispose of or agree, offer, seek or propose to sell or dispose of (or request permission to do so from any person) ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
Act) of (x) any of the assets or business of the Company, (y) any securities of the Company (whether outstanding or to be issued0 or (z) any rights or options to acquire such ownership (including to or from a person other than the Company), or (2) enter into any discussions, negotiations, arrangements or understandings with any person or entity with respect to any of the foregoing save and except for the Disposal Agreement and the Assignment Agreement.

     12. NO PUBLIC DISCLOSURE.

          (a) Far Beyond and the FB Shareholders hereby acknowledge that they are aware (and that the Far Beyond Representatives who have been apprised of this Agreement and the FB Shareholders' consideration of the Exchange have been, or upon becoming so apprised will be advised) of the restrictions imposed by federal and state securities laws on a person possessing material "non-public" information about a company with a class of securities registered under the Exchange Act. In this regard, each such FB Shareholder agrees that while it is in possession of material non-public information with respect to the Company and its subsidiaries, such FB Shareholder will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

          (b) Without the prior written consent of the other, neither the FB Shareholder or Far Beyond, on the one hand, nor the Company or Horler, on the other, will, and will each cause their respective representatives not to, make any release to the press or other public disclosure with respect to either the fact that discussions or negotiations have taken place concerning the Exchange, the existence or contents of this Agreement or any prior correspondence relating to this transaction, except for such public disclosure as may be necessary, in the written opinion of outside counsel (reasonably satisfactory to the other party) for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

          13. BROKERAGE FEE.

     Each party hereto represents that no brokers have been employed in this transaction except that the Financial Consultants shall be entitled to 597,133 shares of Company Common Stock at the Closing.

     14. AGREEMENT TO INDEMNIFY.

     Subject to the terms and conditions of this Section, Horler and the Company each hereby agree, jointly and severally, to indemnify, defend and hold the FB Shareholders harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court costs and reasonable attorneys' fees (including paralegal and law clerk fees and other legal expenses and costs) and expenses, asserted against, relating to, imposed upon or incurred by the FB Shareholders by reason of or resulting from a breach of (i) any agreement set forth in this Agreement by the Company or the Company Representatives, or (ii) any representation or warranty given by the Company or Horler contained in or made pursuant to this Agreement, or
(iii) any liability of the Company Group existing, accruing or arising on or before the Closing Date; provided that, in the case of clause (ii), notice of such breach of representation or warranty is given to the Company or Horler within two years of the Closing Date, except with respect to the representations and warranties contained in Sections 4(a) through 4(d), 4(k) and 4(l), which shall survive without limitation.

     Subject to the terms and conditions of this Section, each of Far Beyond and the FB Shareholders hereby agrees, severally and not jointly, to indemnify, defend and hold the Company harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court costs and reasonable attorneys' fees (including paralegal and law clerk fees and other legal expenses and costs) and expenses, asserted against, relating to, imposed upon or incurred by the Company by reason of or resulting from a breach of
(i) any agreement set forth in this Agreement by Far Beyond or such FB Shareholder, or (ii) any representation or warranty given by Far Beyond or such FB Shareholder contained in or made pursuant to this Agreement, provided that notice of such breach of representation or warranty is given to Far Beyond or the FB Shareholder within two years of the Closing Date, except with respect to the representations and warranties contained in Sections 2(a)
- 2(b), 3(a) and 3(b), which shall survive without limitation.

     All of the foregoing are hereinafter collectively referred to as "CLAIMS" and singularly as a "CLAIM."

          (a) CONDITIONS OF INDEMNIFICATION.

          The obligations and liabilities of the FB Shareholders, Far Beyond, and Horler and the Company, with respect to Claims resulting from the assertion of liability by any of them, shall be subject to the following terms and conditions:

               (1) The party hereto seeking indemnification (the "INDEMNITEE") will give the other party hereto from whom indemnification is sought (the "INDEMNITOR") notice of any such Claim reasonably promptly after the Indemnitee receives notice thereof, and the Indemnitor will have the right to undertake the defense thereof by representatives of its own choosing. The failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under Section 14 above, except to the extent that the Indemnitor is prejudiced by the failure to give such notice. When the Indemnitor undertakes the defense of any claim, the Indemnitee shall have the right to participate in contesting such claim at its own costs and expense.

               (2) In the event that the Indemnitor, within ten (10) business days after notice of any such Claim, fails to defend such Claim, the Indemnitee will (upon giving written notice to the Indemnitor) have the right, but not the obligation, to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

               (3) The Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include an unconditional release from all liability in respect of such Claim, other than liability specified in the settlement, from the claimant or plaintiff to the Indemnitee. To the greatest extent reasonably possible, the parties shall attempt to obtain general releases from such plaintiff or claimant.

     15. COST AND EXPENSES.

     Except as contemplated by Section 6(e), each party hereto shall pay its own costs and expenses incident to the negotiation and preparation of this Agreement, the Registration Rights Agreement, the Assignment Agreement and the Disposal Agreement and to the consummation of the transactions contemplated herein and therein, provided that if the transactions contemplated by this Agreement are not completed because (i) Far Beyond and the FB Shareholders cannot deliver to the Company any of the documents mentioned in Section 5(d) or any of the Far

Beyond representations and warranties in Section 2 is not accurate in all material respects, Far Beyond shall forthwith indemnify and reimburse the Company and Horler for the costs and expenses incurred by the Company and Horler on this Agreement, the Disposal Agreement and the Assignment Agreement provided that the aggregate liability shall not exceed HK $600,000 or (ii) the Company and Horler cannot satisfy any of the conditions contemplated by
Section 6 hereof, the Company shall forthwith indemnify and reimburse Far Beyond and FB Shareholders collectively for the costs and expenses incurred in relation to this Agreement provided that the aggregate liability of the Company hereunder shall not exceed HK $600,000. Such amounts shall constitute liquidated damages and, upon receipt of such amount, the parties shall be released from any further liability or obligation hereunder.

     16. MISCELLANEOUS.

          (a) WAIVER; STRICT CONSTRUCTION:

          No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver of relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

          (b) ENTIRE AGREEMENT.

          This Agreement, together with all schedules and exhibits hereto sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written.

          (c) HEADINGS.

          The headings in this Agreement are inserted for convenience of reference only and are not to be used in construing or interpreting the provisions of this Agreement.

          (d) COUNTERPARTS.

          This Agreement may be executed in two or more identical counterparts, each of which will be deemed an original and all of which will constitute one instrument.

          (e) CONSTRUCTION.

          Unless the context clearly otherwise requires the use of the singular will include the plural and the use of the plural will include the singular, and the use of any gender will include the other two genders.

          (f) SEVERABILITY.

          If a covenant or provision provided in this Agreement is deemed to be contrary to law, that covenant or provision will be deemed ineffective and will not affect the validity, interpretation, or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that covenant or provision to other circumstances not contrary to law

          (g) COMPUTATION OF TIME.

          Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder falls upon Saturday, Sunday, or any public or legal holiday, whether Delaware or federal, the party having the privilege or duty will have until 5:00 p.m. Pacific Standard Time on the next succeeding regular business day to exercise the privilege or discharge the duty.

          (h) INTERPRETATION.

          No provision of this Agreement will be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          (i) GOVERNING LAW.

          This Agreement and the obligations of the parties hereunder will be interpreted, construed, and enforced in accordance with the Laws of the State of Delaware.

          (j) ATTORNEYS' FEES.

          In the event a lawsuit is brought by any party to enforce or interpret the terms hereof, or for any dispute arising out of this transaction, the party prevailing in any such lawsuit shall be entitled to recover from the non-prevailing party its costs and expenses thereof, including its legal fees in reasonable amount and prejudgment and post-judgment interest at the highest rate allowable under Delaware law.

          (k) ASSIGNMENT.

          This Agreement shall not be assignable by any party without the prior written consent of the other.

          (l) NOTICES.

          All notices, requests, instructions or other documents to be given hereunder shall be in writing and sent by registered mail or overnight courier:

          If to Far Beyond, then:

              Far Beyond Investments Limited
              Rm 2005, 20/F., Universal Trade Center
              3-5A Arbuthnot Road
              Central, Hong Kong
              Attn:  David Ching
                  with copies to:

                           Bernard Chan
                           Orient Financial Services Ltd.
                           13C, Chinaweal Centre
                           414-424 Jaffee Road
                           Wanchai, Hong Kong

                           David L. Ficksman, Esq.
                           Loeb & Loeb
                           1000 Wilshire Boulevard
                           Suite 1800
                           Los Angeles, California 90017-2475

                  If to the Company, then:

                           c/o 52/F, Bank of China Tower
                           1 Garden Road
                           Central, Hong Kong

                  If to Horler, then:

                           c/o 52/F, Bank of China Tower
                           1 Garden Road
                           Central, Hong Kong
                           Attn:  Ms. Catherine Ma

                  If to the FB Shareholders then:

          To the names and addresses of the FB Shareholders set out on the signature page of this Agreement.

          (m) BENEFIT AND BURDEN.

          This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, successors and assigns, and personal and legal representatives.

          IN WITNESS WHEREOF, on the date first written above, the parties hereto have duly executed this Agreement and the Company and Far Beyond have caused their corporate seal to be affixed hereto as of the date and year first above written.

ASIA RESOURCES HOLDINGS LIMITED

By:      /s/ LIEN KAIT LONG
         --------------------------------
         Lien Kait Long
Its:     Director


ATTEST:  /s/ MA WAI MAN CATHERINE
         --------------------------------
Name:    Ma Wai Man Catherine
Its:     Secretary

FAR BEYOND INVESTMENTS LIMITED, A BRITISH VIRGIN ISLANDS CORPORATION

By:      /s/ CHING LUNG PO
         -------------------------------
         Ching Lung Po
Its:     Chairman

ATTEST:  /s/ LIU MING XUE
         -------------------------------
         Liu Ming Xue
Its:     Secretary

HORLER HOLDINGS LTD
P.O. Box 71
Craigmuire Chamber
Road Town
Tortola, British Virgin Islands

By:      /s/ MA WAI MAN CATHERINE
         -------------------------------
Name:    Ma Wai Man Catherine
Its:     Director

SHAREHOLDERS OF FAR BEYOND INVESTMENTS LIMITED:

Hearty Holdings Limited
c/o Room 2005, Universal Trade Centre
3-5A, Arbuthnot Road
Central, Hong Kong

By:      /s/ CAO YASHAN
         --------------------------------
         Cao Yashan
Its:     Managing Director

ATTEST:  /s/ LIU MING XUE
         --------------------------------
         Liu Ming Xue
Its:     Secretary

WELL GAIN INVESTMENTS LIMITED

Room 2103-2104,21/F, Treasure Centre
42 Hung To Road,
Kwun Tong, Hong Kong

By:      /s/ ZHU YI XIN
         -------------------------------
         Zhu Yi Xin
Its:     Managing Director

ATTEST:  /s/ ZHU YI LI
         -------------------------------
         Zhu Yi Li
Its:     Secretary

JADE LIMITED
c/o Nomura/Jafco Investment (Asia) Ltd.
6 Battery Road #42-01
Singapore, 049909
Republic of Singapore

By:      /s/ DAISUKE FUJIE
         -------------------------------
         Daisuke Fujie
Its:     Director

NJI NO. 2 INVESTMENT FUND
c/o Nomura/Jafco Investment (Asia) Ltd.
6 Battery Road #42-01
Singapore, 049909
Republic of Singapore

By:      /s/ MASAKI KOTAKE
         -------------------------------
         Masaki Kotake
Its:     Director

MEGASTONE DEVELOPMENT LIMITED
c/o Room 2005, Universal Trade Centre
3-5A, Arbuthnot Road
Central, Hong Kong

By:      /s/ CHING LUNG PO
         --------------------------------
         Ching Lung Po
Its:     Director